Exhibit 99.1

NEWS RELEASE April 8, 2016

Contacts: Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050
CROWN CASTLE ANNOUNCES ACQUISITION OF TOWER DEVELOPMENT CORPORATION

April 8, 2016 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") announced today that it acquired Tower Development Corporation ("TDC") for approximately $461 million in cash on April 8, 2016. TDC, a portfolio company of Berkshire Partners, owns and operates 336 towers in the U.S. and Puerto Rico with an average tenancy of approximately two tenants per tower.
The transaction is expected to contribute approximately $25 to $27 million to site rental gross margin in the first full year of Crown Castle's ownership and be immediately accretive to Adjusted Funds from Operations per share. Crown Castle funded the acquisition with available cash, including cash on hand, cash from borrowings under its revolving credit facility and cash from the sale of approximately 3.5 million net shares of common stock at an average price of $85.52 per share year-to-date.
"Our acquisition of TDC is another successful milestone in our long-term relationship with Berkshire Partners," stated Ben Moreland, Crown Castle's President and Chief Executive Officer. "The TDC acquisition represents an attractive and accretive investment opportunity that further enhances Crown Castle’s portfolio of wireless infrastructure."

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 17,000 small cell nodes supported by approximately 16,000

The Foundation for a Wireless World.
CrownCastle.com

Exhibit 99.1

miles of fiber, Crown Castle is the nation's largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that are based on Crown Castle management's current expectations. Such statements include plans, projections and estimates regarding TDC's contribution to our financial results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle's filings with the SEC. The term "including," and any variation thereof, means "including, without limitation."

The Foundation for a Wireless World.
CrownCastle.com